Alan Cohen
Senior Vice President, Marketing and Public Relations
Office (787) 729-8256 / Cell (787) 685-4229
alan.cohen@firstbankpr.com
FIRST BANCORP APPOINTS FERNANDO RODRIGUEZ AMARO AS INDEPENDENT BOARD MEMBER AND MEMBER OF
AUDIT COMMITTEE
     San Juan, Puerto Rico, November 28, 2005 — First BanCorp (NYSE:FBP) announced today that it has appointed accounting expert Fernando Rodriguez Amaro as an independent member of the Corporation’s Board of Directors. Mr. Rodriguez Amaro will also serve as an additional financial expert on the Audit Committee of the Board.
     Mr. Rodriguez Amaro, 57, whose accounting career spans nearly 35 years, is currently Managing Partner and Partner in Charge of the Audit and Accounting Division of RSM ROC & Company, one of Puerto Rico’s leading accounting firms. During his 25 years at the firm, Mr. Rodriguez Amaro has led company audits in a variety of industries, including insurance, real estate, wholesale, retail, manufacturing and broadcasting. Mr. Rodriguez Amaro has served as a litigation consultant, expert witness and special master in a number of complex accounting cases.
     “Fernando Rodriguez Amaro brings a unique mix of highly-specific business, finance and accounting expertise to our Board of Directors,” said Luis Beauchamp, President and Chief Executive Officer of First BanCorp. “His extensive experience in financial issues will be of great service to our audit committee and our shareholders as we continue to complete our ongoing review of certain accounting and other matters.”
     Prior to joining RSM ROC, Mr. Rodriguez Amaro served as an Audit Manager with Arthur Andersen & Co., where, for over nine years, he conducted audits of public and private companies, as well as universities and non-profit organizations.
     Mr. Rodriguez Amaro holds several designations, including that of Certified Public Accountant, Certified Fraud Examiner and Certified Valuation Analyst.
About First BanCorp
     First BanCorp is the parent company of FirstBank Puerto Rico, a state chartered commercial bank in Puerto Rico, the Virgin Islands and Florida; of FirstBank Insurance Agency; and of Ponce General Corporation. First BanCorp, FirstBank Puerto Rico and UniBank, the thrift subsidiary of Ponce General, all operate within U.S. banking laws and regulations. The corporation operates a total of 140 financial services facilities throughout Puerto Rico, the U.S. and British Virgin Islands, and Florida (USA). Among the subsidiaries of FirstBank Puerto Rico are Money Express, a finance company; First Leasing and Car Rental, a car and truck rental leasing company; and FirstMortgage, a mortgage banking company. In the U.S. and British Virgin Islands, the Bank operates FirstBank Insurance VI, an insurance agency;

First Trade, Inc., a foreign corporation management company; and First Express, a small loan company.
First BanCorp’s common and preferred shares trade on the New York Stock Exchange, under the symbols FBP, FBPPrA, FBPPrB, FBPPrC, FBPPrD and FBPPrE.
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